Exhibit 10(b)


                         CREDIT AGREEMENT


                             BETWEEN


             THE INTERPUBLIC GROUP OF COMPANIES, INC.


                               AND


                      SUNTRUST BANK, ATLANTA




                    __________________________

                          US$25,000,000
                   ___________________________



                    Dated as of March 14, 1996

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                       TABLE OF CONTENTS


     SECTION                                                 PAGE

                            SECTION 1
                 INTERPRETATIONS AND DEFINITIONS

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . .  1
     1.2  Accounting Terms and Determinations. . . . . . . . .  5


                            SECTION 2
                      TERMS OF THE TERM LOAN

     2.1  Commitment of the Bank . . . . . . . . . . . . . . .  6
     2.2  Termination and Reduction of Commitment. . . . . . .  6
     2.3  Disbursement of Term Loan. . . . . . . . . . . . . .  6
     2.4  Principal Payments . . . . . . . . . . . . . . . . .  6
     2.5  Interest Payments. . . . . . . . . . . . . . . . . .  7
     2.6  Payment Method . . . . . . . . . . . . . . . . . . .  7
     2.7  No Setoff or Deduction . . . . . . . . . . . . . . .  8
     2.8  Payment on Non-Business Day; Payment    Computations  8
     2.9  Indemnification. . . . . . . . . . . . . . . . . . .  8
     2.10 Additional Costs . . . . . . . . . . . . . . . . . .  9


                            SECTION 3
                      CONDITIONS OF LENDING

     3.1  Conditions of Lending. . . . . . . . . . . . . . . . 11


                            SECTION 4
                  REPRESENTATIONS AND WARRANTIES

     4.1  Corporate Existence and Power. . . . . . . . . . . . 12

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     4.2  Corporate and Governmental Authorization;
          Contravention. . . . . . . . . . . . . . . . . . . . 12
     4.3  Binding Effect . . . . . . . . . . . . . . . . . . . 12
     4.4  Financial Information. . . . . . . . . . . . . . . . 12
     4.5  Litigation . . . . . . . . . . . . . . . . . . . . . 13
     4.6  Compliance with ERISA. . . . . . . . . . . . . . . . 13
     4.7  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 13
     4.8  Subsidiaries . . . . . . . . . . . . . . . . . . . . 13


                            SECTION 5
                            COVENANTS

     5.1  Information. . . . . . . . . . . . . . . . . . . . . 14
     5.2  Maintenance of Property; Insurance . . . . . . . . . 16
     5.3  Conduct of Business and Maintenance of  Existence. . 16
     5.4  Compliance with Laws . . . . . . . . . . . . . . . . 16
     5.5  Inspection of Property, Books and Records. . . . . . 17
     5.6  Cash Flow to Total Borrowed Funds. . . . . . . . . . 17
     5.7  Total Borrowed Funds to Consolidated Net Worth . . . 17
     5.8  Minimum Consolidated Net Worth . . . . . . . . . . . 17
     5.9  Negative Pledge. . . . . . . . . . . . . . . . . . . 18
     5.10 Consolidations, Mergers and Sales of Assets. . . . . 19
     5.11 Use of Proceeds. . . . . . . . . . . . . . . . . . . 19


                            SECTION 6
                        EVENTS OF DEFAULT

     6.1  Events of Default. . . . . . . . . . . . . . . . . . 20


                            SECTION 7
                          MISCELLANEOUS

     7.1  Notices. . . . . . . . . . . . . . . . . . . . . . . 23
     7.2  Amendments and Waivers; Cumulative Remedies. . . . . 23
     7.3  Successors and Assigns . . . . . . . . . . . . . . . 23
     7.4  Expenses; Documentary Taxes; Indemnification . . . . 24
     7.5  Counterparts . . . . . . . . . . . . . . . . . . . . 25
     7.6  Headings; Table of Contents. . . . . . . . . . . . . 25
     7.7  Governing Law. . . . . . . . . . . . . . . . . . . . 25

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                         CREDIT AGREEMENT

    AGREEMENT dated as of March 14, 1996 between THE INTERPUBLIC
GROUP OF COMPANIES, INC., a Delaware corporation (the
"Borrower"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation (the "Bank").

                            SECTION 1
                 INTERPRETATIONS AND DEFINITIONS


     1.1 Definitions. The following terms, as used herein, shall have the following respective meanings:

          "Benefit Arrangement" means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Business Day" means a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

          "Cash Flow" means the sum of net income of the Borrower and its Consolidated Subsidiaries (plus any amount by which net income has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid), depreciation expenses, amortization costs and changes in deferred taxes, provided that such sum shall not be adjusted for any increase or decrease in deferred taxes resulting from Quest & Associates, Inc., a Subsidiary of the Borrower, investing in a portfolio of computer equipment leases (it being further understood that such increase or decrease in deferred taxes relating to such investment shall not exceed $25,000,000).

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

          "Commitment" means the commitment of the Bank to make the Term Loan pursuant to Section 2.1 in the principal amount of $25,000,000.

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          "Consolidated Subsidiary" means at any date any
     Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as such appear on the financial statements of the Borrower determined in accordance with generally accepted accounting principles (plus any amount by which retained earnings has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid and without taking into account the effect of cumulative currency translation adjustments).

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, including reimbursement obligations for letters of credit, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
     (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person, but in each case specified in (i) through (vi) excludes obligations arising in connection with securities repurchase transactions.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, as amended.

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          "ERISA Group" means the Borrower and all members of a
     controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code.

          "Event of Default" has the meaning set forth in Section
     6 hereof.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Interest Payment Date" means subject to Section 2.4 hereof, the 14th day of each March, June, September and December occurring after the date hereof, commencing with the first such day occurring after the date of this Agreement, except that an adjustment will be made if any Interest Payment Date would otherwise fall on a day that is not a New York Banking Day and a London Banking Day so that the Interest Payment Date will be the first following day that is a New York Banking Day and a London Banking Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding day that is a New York Banking Day and a London Banking Day.

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          "Lien" means, with respect to any asset, any mortgage,
     lien, pledge, charge, security interest or other encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "London Banking Day" means any day in which dealings and deposits in U.S. dollars are transacted in the London interbank market.

          "Material Plan" means at any time a Plan or Plans having aggregate unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) in excess of $25,000,000.

          "Maturity Date" means the Interest Payment Date occurring on March 14, 2003.

          "Multiemployer Plan" means at any time an employee pension benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "New York Banking Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New
     York City are required or authorized to be closed.

          "Overdue Rate" means a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect under the Term Note.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Participant" has the meaning set forth in Section 7.3.

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          "Person" means an individual, a corporation, a
     partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time a defined benefit pension plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Regulation U" means Regulation U of the Board of
     Governors of the Federal Reserve System, as in effect from time to time.

          "Significant Subsidiary" or "Significant Group of Subsidiaries" at any time of determination means any Consolidated Subsidiary or group of Consolidated Subsidiaries, respectively, which, individually or in the aggregate, together with its or their Subsidiaries, accounts or account for more than 10% of the consolidated gross revenues of the Borrower and its Consolidated Subsidiaries for the most recently ended fiscal year or for more than 10% of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year; provided that in connection with any determination with respect to a Significant Group of Subsidiaries under (x) Section 6.1.(e), there shall be a payment default, failure or other event (of the type described therein but without regard to the principal amount of such obligation) of each Consolidated Subsidiary included in such group, (y) Sections 6.1.(f) and
     (g) and the last sentence of Section 5.10, the condition or event described therein shall exist with respect to each Consolidated Subsidiary included in such group or (z)
     Section 6.1.(i), there shall be a final judgment (of the type specified therein but without regard to the amount of such judgment) rendered against each Consolidated Subsidiary included in such group.

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          "Subsidiary" means any corporation or other entity of
     which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the Borrower.

          "Term Loan" means the borrowing under Section 2.3 evidenced by the Term Note and made pursuant to Section 2.1.

          "Term Note" means any promissory note of the Borrower evidencing the Term Loan, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Total Borrowed Funds" means at any date, without duplication, (i) all outstanding obligations of the Borrower and its Consolidated Subsidiaries for borrowed money, (ii) all outstanding obligations of the Borrower and its Consolidated Subsidiaries evidenced by bonds, debentures, notes or similar instruments and (iii) any outstanding obligations of the type set forth in (i) or (ii) of any other Person Guaranteed by the Borrower and its Consolidated Subsidiaries, it being understood that the obligation to repurchase securities transferred pursuant to a securities repurchase agreement shall not be deemed to give rise to any amount of Total Borrowed Funds pursuant to this definition.

     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder, shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.

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                            SECTION 2
                        TERMS OF THE LOANS


          2.1 Commitment of the Bank. The Bank agrees, subject to the terms and conditions of this Agreement, to make a single Term Loan to the Borrower, and the Borrower agrees to borrow such Term Loan from the Bank, on March 14, 1996, in the principal amount of $25,000,000.

          2.2 Termination and Reduction of Commitment. Neither the Borrower nor the Bank shall have the right to terminate or reduce the Commitment.

          2.3 Disbursement of Term Loan. (a) Subject to the terms and conditions of this Agreement, the proceeds of the Term Loan shall be made available to the Borrower by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Borrower at the Bank or by wire transfer or otherwise as requested by the Borrower.

          (b) The Term Loan made under this Section 2.3 shall be evidenced by the Term Note, and the Term Loan shall be due and payable and bear interest as provided in Sections 2.4 and 2.5. The Bank is hereby authorized by the Borrower to record on the schedule attached to the Term Note, or in its books and records, the amount of each payment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of the Bank to record, or any error in recording, any such information shall not relieve the Borrower of its obligation to repay the outstanding principal amount of the Term Loan, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of this Agreement.

          2.4. Principal Payments.

          (a) Unless earlier payment is required under this Agreement pursuant to Section 6.1, the Borrower shall pay to the Bank the outstanding principal amount of the Term Loan in

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     the following three installments: $8,333,333.33 on March 14,
     2001; $8,333,333.33 on March 14, 2002; and $8,333,333.34 on
     March 14, 2003.

          (b) The Borrower may prepay all (but not less than all) of the outstanding principal amount of the Term Loan, on any Interest Payment Date provided, that the Borrower shall have paid to the Bank, together with such prepayment of principal, all accrued interest on the principal amount prepaid to the date of prepayment and the amount, if any, of the prepayment indemnity determined pursuant to Section 2.9 to be payable to the Bank. The Borrower shall give the Bank not more than ten, and not less than five, London Banking Days' notice of any proposed prepayment specifying the prepayment date and the person or persons authorized to notify the Bank of acceptance of the terms of prepayment referred to in the next succeeding sentence. The Bank shall provide oral notice to a person so specified by the Borrower on the second London Banking Day prior to the proposed prepayment date of the amount, if any, of the prepayment indemnity which shall be paid in connection with such proposed prepayment by the Borrower or the Bank, as the case may be, pursuant to Section 2.9. At the time of such oral notice, such person shall state whether the Borrower elects to make such proposed prepayment on such terms. If the Borrower so elects to make such prepayment, the notice of prepayment given by the Borrower shall be irrevocable and the entire outstanding principal amount of the Term Loan, together with such accrued interest and any such additional sum payable pursuant to Section 2.9, shall become due and payable on the specified prepayment date. The Bank may, but shall not be obligated to, provide written confirmation of such election to the Borrower, but any failure of the Bank to provide such confirmation shall not affect the obligation of the Borrower to make such prepayment on the agreed terms.

          2.5 Interest Payments. The Borrower shall pay interest to the Bank on the unpaid principal amount of the Term Loan, for the period commencing on the date such Term Loan is made until such Term Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), at the per annum rate of 6.97%. Notwithstanding the foregoing, the Borrower shall pay interest

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     on demand at the Overdue Rate on the outstanding principal amount of the Term Loan and any other amount payable by the Borrower hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

          2.6 Payment Method. (a) All payments to be made by the Borrower hereunder will be made in Dollars and in immediately available funds to the Bank at its address set forth in Section 7.1 not later than 3:00 p.m. Atlanta time on the date on which such payment shall become due. Payments received after 3:00 p.m. Atlanta time shall be deemed to be payments made prior to 3:00 p.m. Atlanta time on the next succeeding Business Day.

          (b) At the time of making each such payment, the Borrower shall, subject to the other terms and conditions of this Agreement, specify to the Bank that obligation of the Borrower hereunder to which such payment is to be applied. In the event that the Borrower fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Bank may apply such payments as it may determine in its sole discretion to obligations of the Borrower to the Bank arising under this Agreement.

          2.7 No Setoff or Deduction. All payments of principal and interest on the Term Note and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, or assessments imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

          2.8 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any interest on the Term Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. Computations of interest and other amounts due under this Agreement shall be made on

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     the basis of a year of 360 days for the actual number of
     days elapsed, including the first day but excluding the last day of the relevant period.

          2.9  Indemnification.

          (a) In the event that the Borrower shall make any optional prepayment pursuant to Section 2.4 (b), the Borrower will pay to the Bank, if a positive number, and the Bank will pay to the Borrower, if a negative number, a prepayment indemnity equal to the amount determined in accordance with clause (c) below.

          (b) In the event that the principal of, and accrued interest on, the Term Loan shall become due and payable prior to scheduled maturity under Section 6, the Borrower will pay to the Bank a prepayment indemnity equal to the amount, if a positive number, determined in accordance with clause (c) below.

          (c) The amount payable by the Borrower pursuant to clauses (a) or (b) above, or by the Bank pursuant to clause
     (a) above, shall be the amount (expressed as a positive number) determined by the Bank in good faith to be necessary to preserve the economic equivalent of the yield anticipated to be earned by the Bank in connection with the Term Loan and to compensate the Bank for any other losses and costs (including loss of bargain and loss of funding) that it may incur as a result of such prepayment or acceleration of, the Term Loan. If the Bank determines that it would gain or benefit from such occurrence, the Bank's loss will be an amount (expressed as a negative number) equal to the amount of the gain or benefit as determined by the Bank. Unless such quotations are not ascertainable, are not deemed by Bank to reasonably preserve such economic equivalent or the determination is being made due to an Event of Default specified in Section 6.1 (g), the amount payable by the Borrower or the Bank pursuant to this Section 2.9 shall be determined by the Bank on the basis of quotations obtained by the Bank in its discretion from one or more dealers or other counterparties in the interest rate swap market for an interest rate swap (i) with payment dates coincident with the

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     Interest Payment Dates hereunder after the date of such
     occurrence, (ii) with a notional amount equal to the principal amount of the Term Loan scheduled to be outstanding after such date, and (iii) pursuant to which such dealer or other counterparty is the fixed rate payor and the Bank is the floating rate payor at the three-month London interbank offered rate.

          (d) The parties agree that the amounts payable under this Section 2.9 are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable for the loss of bargain and payment of such amounts shall not in any way reduce, affect or impair the obligations of the Borrower under this Agreement to pay the principal amount of, and interest on, the Term Loan. The Bank shall provide a certificate by an officer of the Bank to confirm the amounts payable under this Section 2.9 and such certificate of the Bank shall, in the absence of manifest error, constitute prima facie evidence of such amount payable under this
     Section 2.9.

          2.10 Additional Costs.   If the Bank shall have
     determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding a capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate by an officer of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall, in the absence of manifest error, constitute prima facie evidence of such amount. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

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                            SECTION 3
                      CONDITIONS OF LENDING


          3.1 Conditions of Lending. The obligation of the Bank to make the Term Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

          (a)  receipt by the Bank of a duly executed Term Note;

          (b) that on the date the Term Loan is made no Default or Event of Default shall have occurred and be continuing;

          (c) that the representations and warranties contained in this Agreement shall be true on and as of the date of the Term Loan;

          (d) receipt by the Bank of an opinion of counsel to the Borrower as to the matters referred to in Sections 4.1,4.2, 4.3, 4.5 and 4.8 hereof, and covering such other matters as the Bank may reasonably request, dated the date of the Term Loan, satisfactory in form and substance to the Bank;

          (e) receipt by the Bank of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Term Note, and the Term Loan hereunder and such other corporate documents and other papers as the Bank may reasonably request;

          (f) receipt by the Bank of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each of the persons
     (i) who has signed this Agreement on behalf of the Borrower;
     (ii) who will sign the Term Note on behalf of the Borrower;
     and

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     (iii) who will, until replaced by other persons duly
     authorized for that purpose, act as the representatives of the Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby; and

          (g) receipt by the Bank of such other documents, evidence, materials and information with respect to the matters contemplated hereby as the Bank may reasonably request.

The Borrower shall be deemed to have made a representation and warranty to the Bank at the time of the making of the Term Loan to the effects set forth in clauses (b) and (c) of this Section
3.

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                            SECTION 4
                  REPRESENTATIONS AND WARRANTIES


     The Borrower hereby represents and warrants to the Bank that:

     4.1 Corporate Existence and Power. The Borrower is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     4.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Term Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries.

     4.3 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Term Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower.

     4.4  Financial Information.

          (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by Price Waterhouse, certified public accountants, and set forth in the Borrower's most recent Annual Report on Form 10-K, a copy of which has been delivered to the Bank, fairly present in conformity with generally accepted accounting principles,

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     the consolidated financial position of the Borrower and its
     Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year;

          (b) Since December 31, 1994 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole except for the early adoption in 1995 of FASB 121--Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of.

     4.5 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or the Term Note.

     4.6 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code except where the failure to comply would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole. No member of the ERISA Group has incurred any unsatisfied material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     4.7 Taxes. United States Federal income tax returns of the Borrower and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended December 31, 1987. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due reported on such returns or pursuant to any assessment received by the Borrower or any Consolidated Subsidiary, to the extent that such assessment has become due. The charges, accruals

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and reserves on the books of the Borrower and its Consolidated
Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate except for those which are being contested in good faith by the Borrower.

     4.8 Subsidiaries. Each of the Borrower's Consolidated Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, all to the extent material to the Borrower and its Subsidiaries taken as a whole.

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                            SECTION 5
                            COVENANTS


     So long as the Term Loan shall be in effect, the Borrower agrees that:

     5.1  Information.  The Borrower will deliver to the Bank:

          (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the preceding fiscal year, all reported on by Price Waterhouse or other independent certified public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to changes resulting from year-end adjustments) as to fairness of presentation, in conformity with generally accepted accounting principles (other than as to footnotes) and consistency (except to the extent of any changes described therein and permitted by generally accepted accounting principles) by the chief financial officer or the chief accounting officer of the Borrower;

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          (c)  simultaneously with the delivery of each set of
     financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.6 to 5.8, inclusive, on the date of such financial statements and (ii) stating whether any Default has occurred and is continuing on the date of such certificate and, if any Default then has occurred and is continuing, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) within 10 days of the chief executive officer, chief operating officer, principal financial officer or principal accounting officer of the Borrower obtaining knowledge of any event or circumstance known by such person to constitute a Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Borrower setting forth the details thereof and within five days thereafter, a certificate of either of such officers setting forth the action which the Borrower is taking or proposes to take with respect thereto;

          (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

          (g) if and when the chief executive officer, chief operating officer, principal financial officer or principal accounting officer of the Borrower obtains knowledge that any member of the ERISA Group (i) has given or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable

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     event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) has received notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; or (iii) has received notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability in excess of $1,000,000 (other than for (i) contributions of less than $5,000,000 under Section 302 of ERISA or Section 412 of the Code; (ii) premiums under
     Section 4007 of ERISA, or (iii) penalties under Section 4071 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;

          (h) if at any time the value of all "margin stock" (as defined in Regulation U) owned by the Borrower and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of the Term Loan hereunder, exceed) 25% of the value of the total assets of the Borrower and its Consolidated Subsidiaries, in each case as reasonably determined by the Borrower, prompt notice of such fact; and

          (i) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request;

provided, however, that the Borrower shall be deemed to have satisfied its obligations under clauses (a) and (b) above if and to the extent that the Borrower has provided to the Bank pursuant to clause (f) the periodic reports on Forms 10-Q and 10-K required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, for the quarterly and annual periods described in such clauses (a) and (b).

     5.2  Maintenance of Property; Insurance.

          (a) The Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used and useful in the business of the Borrower and each Consolidated Subsidiary and from time to time will make or cause to be made all appropriate repairs, renewals and

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     replacement thereof, except where the failure to do so would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole.

          (b) The Borrower will maintain or cause to be maintained, for itself and its Consolidated Subsidiaries, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole, physical damage insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, public liability insurance in an amount not less than $10,000,000 and such other insurance of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances.

     5.3 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Consolidated Subsidiary to continue, to engage predominantly in business of the same general type as now conducted by the Borrower and its Consolidated Subsidiaries, and, except as otherwise permitted by
Section 5.10 hereof, will preserve, renew and keep in full force and effect, and will cause each Consolidated Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights and franchises necessary in the normal conduct of business, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole.

     5.4 Compliance with Laws. The Borrower will comply, and cause each Consolidated Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder and all federal, state and local statutes laws or regulations or other governmental restrictions relating to environmental protection, hazardous substances or the cleanup or other remediation thereof), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole.

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     5.5  Inspection of Property, Books and Records.

          (a) The Borrower will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in accordance with sound business practice so as to permit its financial statements to be prepared in accordance with generally accepted accounting principles; and will permit representatives of the Bank at the Bank's expense to visit and inspect any of the Borrower's properties, to examine and make abstracts from any of the Borrower's corporate books and financial records and to discuss the Borrower's affairs, finances and accounts with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as may reasonably be necessary to ensure compliance by the Borrower with its obligations hereunder.

          (b) With the consent of the Borrower (which consent will not be unreasonably withheld) or, if an Event of Default has occurred and is continuing, without the requirement of any such consent, the Borrower will permit representatives of the Bank, at the Bank's expense, to visit and inspect any of the properties of and to examine the corporate books and financial records of any Consolidated Subsidiary and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of such Consolidated Subsidiary with its and the Borrower's principal officers and the Borrower's independent public accountants, all at such reasonable times and as often as the Bank may reasonably request.

     5.6  Cash Flow to Total Borrowed Funds.  The ratio of Cash
Flow to Total Borrowed Funds shall not be less than .30 for any consecutive four quarters, such ratio to be calculated at the end of each quarter on a trailing four quarter basis.

     5.7  Total Borrowed Funds to Consolidated Net Worth.  Total
Borrowed Funds will not exceed 85% of Consolidated Net Worth at the end of any quarter of any fiscal year.

     5.8 Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $550,000,000 plus 25% of the

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consolidated net income of the Borrower at the end of each fiscal quarter for each fiscal year commencing after the fiscal year ending December 31, 1994.

     5.9  Negative Pledge.  Neither the Borrower nor any
Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for:

          (a)  Liens existing on the date hereof;

          (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated
     Subsidiary and not created in contemplation of such event;

          (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (d) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

          (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated
     Subsidiary and not created in contemplation of such acquisition;

          (f) any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation and the principal component of such capitalized lease obligation is not increased;

          (g) Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not in the aggregate materially impair the operation of the business of the Borrower and its Consolidated Subsidiaries, taken as a whole;

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          (h)  any Lien arising out of the refinancing,
     extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

          (i) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

          (j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth;

          (k) any Lien(s) on any asset of Quest & Associates, Inc., a Subsidiary of Borrower, created in connection with the August 1995 investment by Quest & Associates, Inc., in a portfolio of computer equipment leases; and

          (l) any Liens on property arising in connection with a securities repurchase transaction.

     5.10 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person (other than a Subsidiary of the Borrower) unless the Borrower's shareholders immediately before the merger or consolidation are to own more than 70% of the combined voting power of the resulting entity's voting securities or (ii) sell, lease or otherwise transfer all or substantially all of the Borrower's business or assets to any other Person (other than a Subsidiary of the Borrower). The Borrower will not permit any Significant

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Subsidiary or (in a series of related transactions) any
Significant Group of Subsidiaries to consolidate with, merge with or into or transfer all of any substantial part of its assets to any Person other than the Borrower or a Subsidiary of the Borrower.

     5.11 Use of Proceeds. The proceeds of the Term Loan will be used for general corporate purposes, including the making of acquisitions. No part of the proceeds of the Term Loan hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any "margin stock" in violation of Regulation U. If requested by the Bank, the Borrower will furnish to the Bank in connection with the Term Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U.

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                            SECTION 6
                        EVENTS OF DEFAULT


     6.1 Events of Default. If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower shall fail to pay (i) any principal of the Term Note when due or (ii) interest on the Term Note within four days after the same has become due; or

          (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.1(d) or Sections 5.6 to 5.8 or 5.10 hereof; or

          (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Bank; or

          (d) any representation, warranty or certification made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed made; or

          (e) (1) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries defaults in any payment at any stated maturity of principal of or interest on any other obligation for money borrowed (or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto or (2) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries defaults in any payment other than at any stated maturity of principal of or interest on any other obligation for money borrowed (or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts

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     accepted representing extensions of credit) beyond any
     period of grace provided with respect thereto, or the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing), and the effect of such default with respect to a payment other than at any stated maturity, failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due or to require the purchase thereof prior to any stated maturity; Provided that the aggregate amount of all obligations as to which any such payment defaults (whether or not at stated maturity), failures or other events shall have occurred and be continuing exceeds $10,000,000 and provided, further, that it is understood that the obligations referred to herein exclude those obligations arising in connection with securities repurchase transactions; or

          (f) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee,

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     receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries under the federal bankruptcy laws as now or hereafter in effect; or

          (h) any member of the ERISA Group shall fail to pay when due any amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA (except where such liability is contested in good faith by appropriate proceedings as permitted under Section 5.4); or notice of intent to terminate a Material Plan (other than any multiple employer plan within the meaning of Section 4063 of ERISA) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability in excess of $1,000,000 (other than for (i) contributions of less than $5,000,000 under Section 302 of ERISA or Section 412 of the Code (ii) premiums under Section 4007 of ERISA or
     (iii) penalties under Section 4071 of ERISA) in respect of, or to cause a trustee to be appointed to administer any such Material Plan; or

          (i) judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; or

          (j) any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than the Borrower or any of its Subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the combined voting power of the Borrower's then outstanding voting securities; or a tender offer or exchange offer (other than an offer by the Borrower or a Subsidiary) pursuant to which 30% or more of the combined voting power of

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     the Borrower's then outstanding voting securities was
     purchased, expires; or during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Borrower cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Borrower's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (f) or (g) above, the principal of and accrued interest on the Term Note shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Bank may, by notice in writing to the Borrower, declare the Term Note and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived.

                            SECTION 7
                          MISCELLANEOUS


     7.1 Notices. Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be sent by United States mail, certified, return receipt requested, telegram, telex or facsimile, and shall be deemed to have been duly given upon receipt thereof. In the case of a telex, receipt of such communication shall be deemed to occur when the sender receives its answer back. In the case of a facsimile, receipt of such communication shall be deemed to occur when the sender confirms such receipt by telephone. Any such notice, request, demand or communication shall be delivered or addressed as follows:

          (a) if to the Borrower, to it at 1271 Avenue of the Americas, New York, New York 10020; Attention: Vice
     President and Treasurer (with a copy at the same address to the Vice President and General Counsel);

          (b)  if to the Bank, to it at 711 Fifth Avenue, 5th
     Floor, New York, New York 10022; Attention: Allison Vella;

or at such other address or telex number as any party hereto may designate by written notice to the other party hereto.

     7.2  Amendments and Waivers; Cumulative Remedies.

          (a) None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Bank.

          (b) No failure or delay by the Bank in exercising any right, power or privilege hereunder or the Term Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

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     7.3  Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, except that the Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement except as provided in Section 5.10 hereof, without the prior written consent of the Bank which the Bank shall not unreasonably delay or withhold.

          (b) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Term Loan. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement which (i) reduces the principal of or rate of interest on the Term Loan or (ii) postpones the date fixed for any payment of principal of or interest on the Term Loan without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of
     Section 2 with respect to its participating interest.

          (c) No Participant or other transferee of the Bank's rights shall be entitled to receive any greater payment under Section 2 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent.

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     7.4  Expenses; Documentary Taxes; Indemnification.

          (a) The Borrower shall pay (i) all out-of-pocket expenses and internal charges of the Bank (including reasonable fees and disbursements of counsel) in connection with any Default hereunder and (ii) if there is an Event of Default, all out-of-pocket expenses incurred by the Bank (including reasonable fees and disbursements of counsel) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Term Note.

          (b) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of any actual or proposed use of proceeds of the Term Loan hereunder or any merger or acquisition involving the Borrower; provided, that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     7.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7.6 Headings; Table of Contents. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

     7.7 Governing Law. This Agreement and the Term Note shall be construed in accordance with and governed by the law of the State of New York.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of March 14, 1996.

               THE INTERPUBLIC GROUP OF COMPANIES, INC.

               By: THOMAS J. VOLPE

               Title: Senior Vice President-Financial Operations

               SUNTRUST BANK, ATLANTA

               By: SMITH BROOKHART IV

               Title: Group Vice President